Exhibit 99.1

Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500

POLARIS REPORTS RECORD 2004 FOURTH QUARTER AND FULL YEAR
RESULTS; FULL YEAR 2004 EARNINGS PER SHARE UP 14 PERCENT ON 14
PERCENT SALES GROWTH

Highlights:

•	23rd consecutive year of record earnings per share from continuing operations

•	27th consecutive quarter of increased sales and earnings from continuing operations

•	All businesses grew sales double digits for the full year 2004 ¬ ATVs up 11%; Snowmobiles up 26%; Victory motorcycles up 29%; PG&A up 13%; International up 40%

•	Higher gross margins along with increased financial services income contributed to the earnings growth for the full year

•	For 2005, anticipate continued growth in sales and earnings driven by new product introductions and continued profitable growth from international operations

•	On January 20, 2005 Polaris declared a 22% increase in the regular quarterly cash dividend, marking the 10th consecutive year of increased dividends

Note: All periods presented reflect the classification of the marine products division’s financial results, including the loss from discontinued operations and the loss on disposal of the division, as discontinued operations.

MINNEAPOLIS (January 27, 2005) — Polaris Industries Inc. (NYSE/PSE: PII) today reported record net income from continuing operations of $1.05 per diluted share for the fourth quarter ended December 31, 2004, a 21 percent increase over the prior year’s fourth quarter net income from continuing operations of $0.87 per diluted share. Higher sales volume from all businesses, improved gross margins, and higher financial services income contributed to the fourth quarter earnings increase. Reported net income from continuing operations for the fourth quarter 2004 was $47.7 million, a 21 percent increase over the prior year’s fourth quarter net income from continuing operations of $39.5 million. Sales from continuing operations for the fourth quarter 2004 increased 18 percent to a record $539.0 million, compared to last year’s fourth quarter sales from continuing operations of $455.4 million.

Full Year results from continuing operations

     For the full year ended December 31, 2004, Polaris reported record net income from continuing operations of $136.8 million or $3.04 per diluted share, a 14 percent increase over net income from continuing operations of $119.8 million or $2.66 per diluted share for the year ended December 31, 2003. Sales from continuing operations for the full year ended December 31, 2004 totaled a record $1,773.2 million, up 14 percent compared to sales from continuing operations of $1,552.4 million for the full year 2003.

     Tom Tiller, President and Chief Executive Officer stated, “We are very proud of the results we generated in 2004 which represents the 50th year Polaris has provided high quality products to the market. We marked our 23rd consecutive year of record earnings from continuing operations in 2004 generated by balanced double digit sales growth from all our businesses, continued improvement in our gross margins and greater income generated from our financial services business. Additionally, during the year we introduced the most new products in the Company’s history which contributed to the higher sales and earnings growth for the year.” Tiller continued, “Throughout 2004 we experienced rising commodity costs and anticipate these costs will remain at higher levels in 2005. However, we have taken steps to minimize the impact of these higher costs and expect 2005 to be another record year of sales and earnings for the Company.”

Discontinued operations results

     Effective September 2, 2004 the Company ceased to manufacture marine products. The marine products division’s financial results are being reported separately as discontinued operations for all periods presented. During the third quarter 2004, the Company recorded a loss on disposal of discontinued operations of $35.6 million before tax or $23.9 million after tax. This loss includes the estimated costs to support the dealers in selling their remaining inventory, additional incentives and discounts to encourage consumers to purchase remaining products, the disposal of factory inventory, tooling and other physical assets, and the cancellation of supplier arrangements. The Company’s fourth quarter 2004 loss from discontinued operations was $0.5 million, net of tax, or $0.01 per diluted share, compared to a loss of $1.5 million, net of tax, or $0.03 per diluted share in the fourth quarter 2003. Reported net income for the fourth quarter 2004, including both continuing and discontinued operations, was $47.2 million, or $1.04 per diluted share compared to $38.0 million, or $0.84 per diluted share in the fourth quarter of 2003. For the full year 2004, the loss from discontinued operations was $8.5 million, after tax, or $0.19 per diluted share, compared to a loss of $8.9 million or $0.20 per diluted share in 2003. Full year 2004 reported net income, including both continuing and discontinued operations and the loss on disposal of discontinued operations, was $104.5 million or $2.32 per diluted share, compared to $110.9 million, or $2.46 per diluted share for the full year 2003.

     (In millions except per share data)

	4th Quarter ended			Full Year ended
	December 31,			December 31,
	2004	2003	Change	2004	2003	Change
Sales	$539.0	$455.4	18%	$1,773.2	$1,552.4	14%
Operating income from continuing operations	$76.3	$61.2	25%	$211.6	$179.9	18%
Net Income from continuing operations	$47.7	39.5	21%	$136.8	$119.8	14%
Earnings per share from continuing operations (diluted)	$1.05	$0.87	21%	$3.04	$2.66	14%
Earnings per share (diluted)	$1.04	$0.84	24%	$2.32	$2.46	(6)%

Note: All periods presented reflect the classification of marine products division’s financial results, including the loss from discontinued operations and the loss on disposal of the division, as discontinued operations.

     ATV (all-terrain vehicle) sales in the fourth quarter 2004 increased 15 percent over the fourth quarter 2003. Sales growth was driven by the introduction of five completely new products and upgrades of several current models for model year 2005, including a new limited edition 700 EFI (electronic fuel injection) XP RANGER™, an 800 EFI Sportsman, a military version ATV built for the consumer, a new Troy Lee edition Predator and the new value priced Phoenix. Full year 2004 sales of ATVs increased 11 percent over last year, a direct result of new product introductions and strong international sales growth during the year.

     Snowmobile sales increased 39 percent for the fourth quarter 2004 compared to last year’s fourth quarter primarily due to timing of shipments as the majority of our new Fusion 900 and 900 RMK models were shipped to dealers in the fourth quarter. For the full year 2004, snowmobile sales increased 26 percent compared to the prior year.

     Sales of Victory motorcycles increased 18 percent during the fourth quarter 2004 from the fourth quarter 2003. The increase is attributable to improved brand recognition, the success of the Vegas and Kingpin models and improvement in the dealer network. Three new models were introduced for the 2005 model year including the Vegas 8-Ball, the Hammer with a more powerful engine, a six speed transmission and a 250mm rear tire, and a Ness Signature Series Kingpin. Full year 2004 Victory motorcycle sales increased 29 percent over 2003 to finish at $74.0 million for the 2004 year.

     Parts, Garments, and Accessories (PG&A) sales increased four percent during the fourth quarter 2004 compared to last year’s fourth quarter and increased 13 percent for the full year 2004. For the full year 2004, all product lines of the PG&A business grew compared to the full year 2003.

     Gross profit, as a percentage of sales, was 24.3 percent for the fourth quarter 2004, an improvement of 37 basis points from 24.0 percent in the comparable quarter of 2003. For the full year 2004, gross margins improved 55 basis points to 23.9 percent compared to 23.4 percent for the full year 2003. The gross profit margin for the fourth quarter and full year 2004 benefited from continued efficiency gains and savings from various cost reduction initiatives. A net positive impact from currency fluctuations and a moderating sales promotion environment, particularly in ATVs, during the fourth quarter 2004 also contributed to the improved gross margins. These improvements, in aggregate, were reduced somewhat by increased raw material costs, primarily for steel, incremental transportation and fuel costs, and the added manufacturing startup costs associated with the increased number of new 2005 model year ATVs, snowmobiles and Victory Motorcycles.

     For the fourth quarter 2004, operating expenses increased 16 percent to $64.0 million or 11.9 percent of sales compared to $55.2 million or 12.1 percent of sales for the fourth quarter 2003. For the full year 2004, operating expenses increased 18 percent to $244.7 million or 13.8 percent of sales compared to $206.6 million or 13.3 percent of sales for the full year 2003. Operating expenses increased for both the fourth quarter and full year 2004 periods primarily due to the continuation of initiatives taken to accelerate the design and introduction of new products and improve the dealer network, the added expense and currency fluctuations related to the growing international subsidiaries and a positive move in the stock price that increased stock based compensation expenses during the fourth quarter and full year 2004.

     Income from financial services increased 25 percent to $9.2 million in the fourth quarter 2004, up from $7.4 million in the fourth quarter 2003 due to increased profitability generated from both the retail and wholesale credit portfolios. Retail credit losses, which have increased slightly to approximately four percent of the portfolio balance, continue to be in line with our expectations and the experience of portfolios similar in nature and maturity. Income from financial services for the full year 2004 increased 36 percent to $32.0 million compared to $23.6 million for the full year 2003.

     Non-operating other expense increased $2.4 million in the fourth quarter 2004 when compared to the fourth quarter of 2003 primarily due to the weak U.S. dollar and the resulting effects of foreign currency hedging transactions related primarily to the Canadian dollar.

Financial position and cash flow

     Net cash provided by operating activities of continuing operations totaled $245.4 million for the year ended December 31, 2004, an increase of 46 percent when compared to net cash provided by operating activities of continuing operations of $167.8 million for the full year 2003. Higher accounts payable and accrued expenses along with a reduction in cash required to fund factory inventory levels for the full year 2004 compared to the same period last year were the primary reasons for the significant increase in net cash provided by operating activities of continuing operations during 2004. The Company’s debt to total capital ratio was five percent at December 31, 2004, equal to the year ago level. Cash and cash equivalents were $138.5 million at December 31, 2004 compared to $82.8 million a year ago.

Share buyback continues

     During the fourth quarter 2004 the Company repurchased and retired 270,000 shares of its common stock bringing the full year 2004 repurchases to 1.4 million shares, or $66.8 million in 2004. Since inception of the share repurchase program in 1996, approximately 20.0 million shares have been repurchased at an average price of $22.48 per share. Under the current authorization of the Board of Directors, approximately 3.0 million additional shares of Polaris stock may be repurchased by the Company.

Subsequent event

     On January 20, 2005, the Company announced that its Board of Directors approved a 22 percent increase in the regular quarterly cash dividend, the 10th consecutive year of increased dividends, effective with the 2005 first quarter dividend payment. The first quarter dividend of $0.28 per share will be payable on February 15, 2005 to shareholders of record at the close of business on February 1, 2005.

2005 Business Outlook

     For the full year 2005, Polaris is expecting another record year, resulting in earnings from continuing operations increasing to be in the range of $3.28 to $3.42 per diluted share, an eight to 13 percent improvement over 2004 results of $3.04 per diluted share. Sales growth for the full year 2005 is expected to be in the range of seven percent to 10 percent with sales increases once again expected across all business lines.

     “Over the past 50 years Polaris has grown from a small town metal shop into a leading international powersports manufacturer with 2004 annual sales of $1.8 billion. I am proud of the achievements we have accomplished,” commented Tiller. “And although the past 5 years have been very gratifying, the next five years could be even better. The Company has developed a five year plan that, if executed effectively, will position Polaris as a dominant brand in the powersports industry in the areas in which we participate. The backbone of this strategy is to build upon our strengths in ATVs, snowmobiles, utility vehicles, PG&A and our powertrain capabilities while expanding and improving in areas such as International, Victory motorcycles and our dealer network.”

     Tiller continued, “In 2005 we expect to continue the momentum we generated in 2004 with even more new product introductions, a continued drive to world-class technology development with the opening of our new research and development center in Wyoming, Minnesota, and aggressive cost control to help offset the higher commodity and transportation costs. We expect 2005 to be another record year for Polaris, making it the 24th year in a row of record earnings.”

Conference Call to be Held

     Today at 9:00 AM (central time) Polaris Industries Inc. will host its quarterly earnings conference call. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada, or 706-634-4982 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available for one week after the call by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 3340571, and on Polaris’ web site.

About Polaris

     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

     With annual 2004 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

     Polaris is the recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

     Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2005 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; higher commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
and Other Selected Financial Information
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Sales	$538,958	$455,351	$1,773,206	$1,552,351
Cost of sales	407,867	346,281	1,348,943	1,189,475

Gross profit	131,091	109,070	424,263	362,876
Operating expenses
Selling and marketing	26,419	25,727	105,984	92,321
Research and development	16,676	13,791	60,700	47,069
General and administrative	20,940	15,679	77,977	67,175

Total operating expenses	64,035	55,197	244,661	206,565

Income from financial services	9,218	7,372	32,035	23,587

Operating Income	76,274	61,245	211,637	179,898

Non-operating Expense (Income):
Interest expense	406	430	2,111	2,465
Other expense (income) net	4,714	2,277	5,327	(83)

Income before income taxes	71,154	58,538	204,199	177,516

Provision for Income Taxes	23,481	19,025	67,386	57,693

Net Income from continuing operations	$47,673	$39,513	$136,813	$119,823

Loss from discontinued operations, net of tax	$(496)	$(1,482)	$(8,457)	$(8,894)
Loss on disposal of discontinued operations, net of tax	—	—	(23,852)	—

Net Income	$47,177	$38,031	$104,504	$110,929

Basic Net Income per share
Continuing operations	$1.13	$0.92	$3.23	$2.80
Loss from discontinued operations	(0.01)	(0.03)	(0.20)	(0.21)
Loss on disposal of discontinued operations	—	—	(0.56)	—

Net Income	$1.12	$0.89	$2.47	$2.59

Diluted Net Income per share
Continuing operations	$1.05	$0.87	$3.04	$2.66
Loss from discontinued operations	(0.01)	(0.03)	(0.19)	(0.20)
Loss on disposal of discontinued operations	—	—	(0.53)	—

Net Income	$1.04	$0.84	$2.32	$2.46

Weighted average shares outstanding:
Basic	42,226	42,719	42,318	42,905
Diluted	45,154	45,396	45,035	45,056

Business Unit Information	For Three Months Ended			For the Year Ended
(in thousands)	December 31,			December 31,
	2004	2003	% chg	2004	2003	% chg
All-terrain Vehicles	$316,537	$276,127	15%	$1,159,760	$1,043,175	11%
Snowmobiles	131,575	94,676	39%	288,404	229,235	26%
Victory Motorcycles	24,170	20,403	18%	74,005	57,422	29%
Parts, Garments & Accessories	66,676	64,145	4%	251,037	222,519	13%

Total Sales	$538,958	$455,351	18%	$1,773,206	$1,552,351	14%

All periods presented reflect the classification of the Marine Division’s financial results and the loss on disposal of the division as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	December 31,
	2004	2003
Assets
Current Assets
Cash and cash equivalents	$138,469	$82,761
Trade receivables, net	71,172	50,574
Inventories	173,624	166,939
Prepaid expenses and other	12,090	10,718
Deferred tax assets	65,489	59,517
Current assets of discontinued operations	4,811	17,207

Total current assets	465,655	387,716

Property and equipment, net	200,901	171,744
Investments in finance affiliate and retail credit deposit	98,386	79,578
Goodwill, net	24,798	24,295
Intangible and other assets, net	3,185	3,342
Long term assets of discontinued operations	—	4,677

Total Assets	$792,925	$671,352

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$96,302	$63,045
Accrued expenses	252,703	235,324
Income taxes payable	31,001	22,540
Current liabilities of discontinued operations	25,187	9,569

Total current liabilities	405,193	330,478

Deferred income taxes	8,000	3,488
Borrowings under credit agreement	18,000	18,008

Total liabilities	$431,193	$351,974

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—

Common stock $0.01 par value, 80,000 shares authorized, 42,741 and 43,362 shares issued and outstanding	$427	$434
Additional paid-in capital	—	—
Deferred compensation	(8,516)	(8,922)
Retained earnings	366,345	330,205
Accumulated other comprehensive income (loss)	3,476	(2,339)

Total shareholders’ equity	361,732	319,378

Total Liabilities and Shareholders’ Equity	$792,925	$671,352

All periods reflect the classification of the Marine Division results as discontinued operations. The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	For the Year Ended December 31,
	2004	2003	2002
Operating Activities:
Net income	$104,504	$110,929	$103,592
Net loss from discontinued operations	32,309	8,894	7,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,339	52,657	55,758
Noncash compensation	16,480	14,275	16,212
Noncash income from financial services	(11,488)	(9,300)	(9,196)
Deferred income taxes	(1,460)	(8,131)	7,211
Changes in current operating items:
Trade receivables	(20,598)	(1,429)	3,845
Inventories	(6,686)	(22,201)	(5,592)
Accounts payable	33,258	(22,363)	(8,821)
Accrued expenses	17,378	38,242	15,027
Income taxes payable	17,882	8,502	9,203
Prepaid expenses and others, net	4,438	(2,282)	5,624

Net cash provided by continuing operations	245,356	167,793	200,601
Net cash flow provided (used for) from discontinued operations	1,472	(12,028)	(7,830)

Net cash provided by operating activities	246,828	155,765	192,771

Investing Activities:
Purchase of property and equipment	(88,836)	(59,209)	(52,313)
Investments in finance affiliate and retail credit deposit, net	(7,320)	(5,093)	(3,026)
Purchase of business	—	—	(726)

Net cash used for continuing operations investment activities	(96,156)	(64,302)	(56,065)
Net cash used for discontinued operations investment activities	(1,091)	(2,227)	(4,262)

Net cash used for investing activities	(97,247)	(66,529)	(60,327)

Financing Activities:
Borrowings under credit agreement	428,000	453,001	347,000
Repayments under credit agreement	(428,008)	(453,020)	(347,016)
Repurchase and retirement of common shares	(66,830)	(73,125)	(76,389)
Cash dividends to shareholders	(38,856)	(26,657)	(25,273)
Proceeds from stock issuances under employee plans	11,821	12,133	9,897

Net cash used for financing activities	(93,873)	(87,668)	(91,781)

Net increase in cash and cash equivalents	55,708	1,568	40,663

Cash and cash equivalents at beginning of period	82,761	81,193	40,530

Cash and cash equivalents at end of period	$138,469	$82,761	$81,193

All periods presented reflect the classification of the Marine Division’s financial results as discontinued operations. The Statements of Cash Flows for 2003 and 2002 have been derived from the audited financial statements.